EXHIBIT 4.8

JOINT VENTURE AGREEMENT BETWEEN THE COMPANY
AND GOLDEN ARROW DATED JUNE 30, 2007

JOINT VENTURE AGREEMENT

Effective as of June 30, 2007

 THIS AGREEMENT made as of the 30th day of June, 2007.

AMONG:

AMERA RESOURCES CORPORATION, a company subsisting under the laws of British Columbia having its registered office at Suite 709 – 837 West Hastings Street, Vancouver, BC, Canada  V6C 3N6.

(“Amera”)

AND:

GOLDEN ARROW RESOURCES CORPORATION, a company subsisting under the laws of British Columbia having its registered office at Suite 709 – 837 West Hastings Street, Vancouver, BC, Canada  V6C 3N6.

(“Golden Arrow”)

AND:

AMERA RESOURCES (BVI) INC., a company subsisting under the laws of the British Virgin Islands having its registered office at Craigmuir Chambers, P.O. Box 71 Road Town, Tortola, British Virgin Islands.

(“Amera BVI”)

AND:

INVERSIONES MINERAS AUSTRALES HOLDINGS (BVI) INC., a body corporate subsisting under the laws of the British Virgin Islands with an office at Craigmuir Chambers, P.O. Box 71 Road Town, Tortola, British Virgin Islands.

(“IMAUSA BVI”)

AND:

GOLDEN AMERA RESOURCES (BVI) INC., a company subsisting under the laws of the British Virgin Islands having its registered office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Island.

(“HoldCo”)

Collectively referred to hereinafter as the (“Parties”);

WITNESSES THAT WHEREAS:

A.           Amera BVI is a wholly-owned subsidiary of Amera;

B.           IMAUSA BVI is a wholly-owned subsidiary of Golden Arrow;

C.           Amera and Golden Arrow wish to a jointly acquire, explore, exploit and develop mineral resource properties in Colombia, South America;

D.           To accomplish this objective, Amera and Golden Arrow through their subsidiaries Amera BVI and IMAUSA BVI have incorporated HoldCo through which the foregoing activities will be conducted;

E.           Amera and Golden Arrow intend to cause HoldCo to incorporate a Colombian branch entity under Colombia law (“OpCo”) through which the Colombian mining activities will be conducted; and

F.           The parties wish to enter into this agreement to set out the terms upon which the Colombian operational activities will be conducted.

NOW THEREFORE in consideration of the premises and in consideration of the mutual covenants and promises herein, the parties hereby covenant and agree each with the other as follows:

1.	INTERPRETIVE PROVISIONS

1.1
Definitions - For the purposes of this Agreement, the following words shall whenever used in this Agreement, unless there is something in the subject or context inconsistent therewith, have the following meanings:

(a)	“Adopted Program and Budget” means any Program and Budget that is adopted by the Board pursuant to this Agreement;

(b)	“Agreement” means this Joint Venture Agreement, together with all Schedules hereto, which are incorporated by this reference, and all amendments hereto and modifications hereof;

(c)	“Assets” means the Properties and all other real and personal property, tangible and intangible, now or hereafter owned by HoldCo or by OpCo;

(d)	“Board” means the board of directors of HoldCo;

(e)	“Budget” means a detailed estimate and schedule of all costs to be incurred by HoldCo, OpCo or any other Subsidiary of HoldCo or OpCo with respect to a Program;

(f)	“Budget Period” means the six-month periods commencing on January 1 and July 1 each year unless the Board establishes a different period;

(g)
“Business Day” means any day on which commercial banking institutions in the British Virgin Islands are open for the transaction of business but shall not mean a Saturday, Sunday or any day which is a statutory holiday in the British Virgin Islands;

(h)	“By-laws” means the by-laws of HoldCo;

(i)	“Exploration” means all activities directed principally toward ascertaining the existence, location, quantity, quality or commercial value of deposits of minerals;

(j)	“OpCo” means the subsidiary branch of HoldCo established under the laws of Colombia to conduct mining activities in Colombia;

(k)	“OpCo Bylaws” means the bylaws of OpCo;

(l)	“Operating Committee” means a committee of the Board established pursuant to section 8 of this Agreement; and

(m)	“Operations” means all activities carried out by HoldCo or OpCo after the date of this Agreement including the acquisition, disposition and Exploration of Properties;

(n)	“Person” means an individual, a partnership, a corporation, a trust, a joint venture or other form of enterprise;

(o)	“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished during one or more Budget Periods;

(p)	“Properties” means the mining rights mining agreements, or other mining business opportunities acquired by OpCo from time to time, including those listed in Schedule “A” hereto;

(q)	“Shareholders” means Amera BVI and IMAUSA BVI and their permitted assigns as shareholders of HoldCo;

1.2	Interpretation - In this Agreement, except as otherwise expressed or provided or as the context otherwise requires:

(a)
the headings and captions are provided for convenience only and will not form a part of this Agreement, and will not be used to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(b)
the words “include” or “including” when following any general term or statement are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting it to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(c)
an accounting term not otherwise defined has the meaning assigned to it under, and all accounting matters will be determined in accordance with, generally accepted accounting principles (including the methods of application of such principles) established by the Canadian Institute of Chartered Accountants, as consistently applied, although the books of OpCo shall be kept in accordance with generally accepted accounting principles (including the methods of application of such principles) as accepted in its jurisdiction of incorporation;

(d)
a reference to a statute includes every regulation made pursuant thereto, all amendments to the statute or to any such regulation in force from time to time, and any statute or regulation that supplements or supersedes such statute or any such regulation;

(e)	a reference to time or date is to the local time or date in the British Virgin Islands unless specifically indicated otherwise;

(f)
a reference to a particular corporation includes the corporation derived from the amalgamation of the particular corporation, or of a corporation to which such reference is extended by this paragraph (f), with one or more other corporations;

(g)	a word importing the masculine gender includes the feminine or neuter and a word importing the singular includes the plural and vice versa; and

(h)	a reference to “approval”, “authorization”, “consent”, “designation” or “notice” means written approval, authorization, consent, designation or notice unless specifically indicated otherwise.

1.3
Auditor or Accountant - Wherever in this Agreement reference is made to HoldCo’s or OpCo’s auditor, as the case may be, the same provisions shall apply to HoldCo’s or OpCo’s external accountant, if HoldCo or OpCo, as the case may be, does not have an auditor.

1.4	Currency - All dollar amounts referenced in this Agreement refer to United States of America dollars unless otherwise specified.

1.5
Amendment - No amendment, waiver, termination or variation of the terms, conditions, warranties, covenants, agreements and undertakings set out herein will be of any force or effect unless the same is reduced to writing duly executed by all parties hereto in the same manner and with the same formality as this Agreement is executed.

1.6
Business Days - In the event that any date on which any action is required to be taken or by which notice is to be received hereunder is not a Business Day, such action shall be required to be taken on, and such notice shall be required to be received by, the next succeeding day which is a Business Day.

1.7
Waiver - No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) and no waiver will constitute a continuing waiver unless otherwise expressly provided.

1.8	Schedules - The following Schedules are attached hereto and form a part hereof:

Schedule                                Subject

“A”                                         The Properties

2.	PURPOSE OF AGREEMENT AND RELATIONSHIP OF SHAREHOLDERS

2.1	Purpose of Agreement - This Agreement sets out the unanimous agreement of the Parties with respect to the Properties and the conduct of Operations of HoldCo and OpCo.

2.2
Agreement to Govern - In the event of any inconsistency between the terms and conditions of this Agreement and the Memorandum of Association and By-laws of HoldCo or OpCo, the terms and conditions of this Agreement shall have precedence and shall govern.

2.3
OpCo - It is the intention of the Parties that the overall structure for the holding of the Properties and the conduct of Operations will be carried out in the most profitable and tax efficient manner.

3.	OPERATING COMMITTEE

3.1
Appointment of Committee and Chairman - The Board shall appoint an Operating Committee to which the Board may delegate so much of its powers and duties as it from time to time deems appropriate to oversee Operations. The Operating Committee shall consist of two members.  The initial members of the Operating Committee shall be Niko Cacos and Joseph Grosso. The Board may also nominate one or more alternate members to the Operating Committee to act in the absence of one or more, as appropriate, of its regular members.

3.2
Committee Decisions - Any question, matter or thing whatsoever submitted for decision or action at any meeting of the Operating Committee shall require the affirmative vote of a majority of the members present.  If there is a deadlock on any vote by the Operating Committee, the matter shall be referred to the Board for a final decision. The secretary of the Operating Committee shall keep minutes of the proceedings of all such meetings.

3.3
Meetings of Operating Committee - As soon as practicable after the date of this Agreement, the Operating Committee shall meet for the purposes of organization and the transaction of other business. Regular meetings of the Operating Committee shall be held quarterly on a date to be determined by the Operating Committee and specified in the notice of such meeting. Special meetings of the Operating Committee may be called by any member on five Business Days’ prior notice. The member calling a special meeting, and the chairman of the Operating Committee with respect to regularly scheduled meetings, shall prepare a reasonably detailed agenda, which shall specifically identify any proposed significant changes to a Program and Budget or in operating procedures. The agenda shall accompany the notice of the Operating Committee’s special meetings and be sent to the members of the Operating Committee at least ten Business Days prior to a regularly scheduled monthly meeting. Any member or his alternate may waive in writing the giving of notice of a meeting of the Operating Committee before or after such meeting.

3.4
Location of Meetings - Unless all members of the Operating Committee otherwise agree, the regularly scheduled quarterly meetings of the Operating Committee shall be held in person, with the location of such meetings to be in Vancouver, British Columbia. All the meetings of the Operating Committee may be attended by any member by means of conference telephone or other communication facilities by which means all members participating in the meeting can hear each other.

3.5
Quorum - The quorum for the transaction of business of the Operating Committee shall be two members or their alternates, one of such members being a nominee of each Shareholder. Notwithstanding the foregoing, if at the time scheduled for the meeting a quorum is not constituted because a nominee of one Shareholder is not in attendance, the meeting shall be rescheduled to a time which is two Business Days thereafter and at such rescheduled meeting, the quorum shall be two members or their alternates with no requirement that one of such members be a nominee of each Shareholder.

3.6
Resignation of Members - Any member or any alternate member of the Operating Committee may resign upon five days’ prior notice to the other members of the Operating Committee, in which case the directors who appointed the resigning member shall appoint another member of the Operating Committee to replace the resigning member.

3.7
Removal of Members - The directors who appointed a member or alternate of the Operating Committee may remove such member or alternate, either with or without cause, at any time. The vacancy on the Operating Committee caused by any such removal shall be filled by the directors causing such removal.

3.8	Appointment of the General Manager - The Operating Committee may appoint a general manager of OpCo (the “General Manager”) to oversee Operations.

3.9
Delegation of Authority to the General Manager - The Operating Committee may delegate such powers to the General Manager as it deems necessary for the conduct of Operations. The General Manager shall report and be responsible to the Operating Committee with respect to the performance of his duties. Nothing shall authorize the General Manager to take any action not otherwise authorized by this Agreement, Operating Committee, or the Board.

3.10
Reports by General Manager - The General Manager (or if there is none, the Operating Committee) shall prepare monthly reports, which shall be furnished to each Shareholder, summarizing Operations conducted during the preceding month and comparing such Operations and the costs thereof to the applicable Program and Budget.

3.11
Access to Properties and Information - Each Shareholder, or its duly authorized representatives, at their own risk and expense, shall have access to the Properties and to all records prepared by the Operating Committee or at its direction in connection with work done on or with respect to the Properties. Such inspections shall be done at the sole risk and expense of the Shareholder wishing access and such Shareholder shall hold OpCo harmless from any damage, claim or demand by reason of injury to the agents, employees or representatives of that Shareholder due to their presence on the Properties, caused by the negligence of that Shareholder or caused by the negligent or intentional acts of such agents, employees or representatives of that Shareholder. The Operating Committee or General Manager shall have the right to schedule such inspections so that they occur within normal business hours and do not unreasonably interfere with Operations.

3.12
Actions Requiring Unanimous Approval - The following matters shall require unanimous approval of the Board, as the case may be, even though one Shareholder owns a majority of the ownership interest in HoldCo.  However, unanimous approval will not be required if a Shareholder ownership interest is less than 25% :

(a)
the abandonment, sale or disposition of all or substantially all of the assets of OpCo or HoldCo, except that such restriction shall not apply to sales or dispositions of equipment or other materials in the ordinary course of business;

(b)	the winding-up of HoldCo;

(c)	amendment of the constating documents of HoldCo;

(d)	conducting activities other than acquisition, disposition, exploration, development and mining of the Properties;

(e)
transactions with an affiliate of a Shareholder (“Affiliate” means, with respect to any Shareholder, any person which directly or indirectly controls, is controlled by, or is under common control with, that Shareholder);

(f)	any increase or reduction in the capital of HoldCo or the issuance of any shares in the capital of HoldCo;

(g)	an amalgamation or consolidation of HoldCo with any other Person;

(h)	the appointment of the Operating Committee;

(i)	the creation, abandonment, sale or disposition of any subsidiaries or branches of HoldCo; and

(j)	all matters regarding the capitalization and the composition of the management of OpCo.

4.	PROGRAMS, BUDGETS, CONTRIBUTIONS AND DISTRIBUTIONS

4.1
Operations To Be Conducted Pursuant to Programs and Budgets - Except as otherwise provided in sections 4.6 and 4.7, Operations shall be conducted, expenses shall be incurred, substantially in accordance with Programs and Budgets adopted by the Board in accordance with the provisions of this section 4.

4.2
Preparation of Programs and Budgets - On or before May 1 and November 1 each year, the Operating Committee shall prepare and submit to the Board a proposed Program and Budget for the ensuing Budget Period. Each such proposed Program and Budget shall be in a form and degree of detail approved by the Board, which once established shall thereafter be utilized, unless the Board otherwise determines. The Board shall determine the extent to which and the sources from which funds will be required to implement the proposed Program and Budget. Funding shall be provided in accordance with section 4.8.

4.3	Adoption of Programs and Budgets - Within 20 days after submission of any proposed Program and Budget, the Board shall hold a meeting at which the directors shall:

(a)	adopt the proposed Program and Budget; or

(b)	propose modifications to the proposed Program and Budget; or

(c)	reject the proposed Program and Budget.

If at such meeting the directors adopt the proposed Program and Budget or some modification thereof, the Program and Budget thus adopted shall be the Program and Budget for the ensuing Budget Period. If at such meeting the directors fail to adopt a Program and Budget, the Operating Committee shall immediately endeavour in good faith to develop a Program and Budget for the ensuing Budget Period which may be adopted by the Board.

4.4
Failure of Board to Adopt Programs and Budgets - If the Board fails, for any reason, to approve a Program and Budget by June 15 or December 15, as the case may be, the Operating Committee shall be authorized to continue Operations at the level of activity and expenditure comparable with the last Adopted Program and Budget and the last Adopted Program and Budget shall be deemed extended at such levels.

4.5
Budget Overruns and Program Changes - The Operating Committee shall promptly notify the Board of any actual or anticipated material departure from an Adopted Program and Budget. The Operating Committee shall not exceed an adopted Budget by more than 10% unless expressly authorized by the approval of the Board. Budget overruns shall be paid out of funds from Operations, if available, and if not available shall, be funded in accordance with section 4.8.

4.6
Emergency and Unexpected Expenditures - Notwithstanding any other provision of this Agreement, in case of emergency, the Operating Committee may take any reasonable action it deems necessary to protect life or property, to protect the Properties or other Assets of HoldCo or OpCo or to comply with law or government regulation. The Operating Committee shall promptly notify the Board of any emergency expenditure. The costs of actions resulting from emergencies shall be paid out of funds from Operations, if available, and if not available shall, be funded in accordance with section 4.8.

4.7	Amendment of Programs and Budgets - At any time, the Operating Committee may propose an amendment to an Adopted Program and Budget, in which event the procedures of section 4.3 shall apply.

4.8	Funding of Programs and Budgets – All Programs and Budgets shall be funded as follows:

(a)
HoldCo's request for funding shall be made to each Shareholder pro rata in proportion to its Ownership Interest.  A Shareholder shall advance the money requested from it within 30 days of receipt of the written request for the loan.  Unless specified in the request the loans shall not bear interest and shall be unsecured.  No Shareholder shall, so long as it remains a Shareholder, demand repayment of its loans.  If HoldCo repays the loans, in whole or in part, it shall do so pro rata in proportion to each Shareholder's contribution by way of loan; and

(b)	the Shareholders shall subordinate and postpone all Shareholder Loans to permanent financing or other borrowing by HoldCo to the extent required by the Board.

4.9
Shareholder’s Failure to Fund Programs - If a Shareholder should fail to fund all Programs and Budgets as required under section 4.8, such Shareholder shall be in default hereunder and section 5 shall apply.

4.10
Audits - Upon request made by any Shareholder within six (6) months following the end of any calendar year (or, if the Board has adopted an accounting period other than the calendar year, within six (6) months after the end of such period), an audit of the accounting and financial records of HoldCo or of OpCo for such calendar year (or other accounting period) shall be performed by an auditor chosen and paid for by such Shareholder. All written exceptions to the audit and claims upon HoldCo or OpCo for discrepancies disclosed by such audit shall be made not more than three months after receipt of the audit report. Failure to make any such exception or claim within the three-month period shall mean the audit is correct and the accounting and financial matters subject to such audit are binding upon the Shareholders.

4.11
Funding to OpCo - It is the intention of the Shareholders that funds will pass between HoldCo and OpCo in such a way that taxes will be minimized and returns to the Shareholders maximized. The Board will, unless it determines to do otherwise, lend down to OpCo all funds available and required by OpCo for Operations. Such loans to OpCo shall be made on such terms as shall, in the opinion of the Board, maximize the returns to HoldCo, with any interest to accrue until cash flow is available to pay such interest. It is the intention of the Shareholders that any withholding tax payable with respect to loans from HoldCo to OpCo will be paid by HoldCo, with the interest rate payable by OpCo being “grossed up” by the amount of said withholding tax payable.

4.12
Interference by Creditors or Others - If, for any reason, the right of any Shareholder to exercise full control over that Shareholder’s Shares shall be affected or interfered with, whether by Court order or the appointment of a receiver or otherwise howsoever, the affected Shareholder shall not have a right to nominate directors and the remaining Shareholder shall, during the period in which such Shareholder’s rights remain affected, have the right to nominate directors the affected Shareholder would have been entitled to nominate and each Shareholder covenants and agrees with the other, with the express intention and understanding that such covenant shall be binding upon its assigns and personal representatives, that it shall vote or cause its Shares to be voted to ensure the election as directors of HoldCo of such persons as may be required so that nominees of the remaining Shareholders shall be the directors of the Board while such rights are so affected.

4.13
Director’s Failure to Vote Agreement - Each Shareholder shall cause the directors of HoldCo that it nominates to cast all votes and take all other actions in their capacities as directors in a manner consistent with this Agreement and so as to implement its terms and intent. The Shareholders will immediately remove or cause the removal of any director who acts in any manner that is inconsistent with the terms and conditions of this Agreement. Any action or failure to act by a director that would be a breach of this Agreement if taken by a Shareholder shall be deemed a breach of this Agreement by the Shareholder that nominated such director.

5.	LOAN DEFAULT TO OPCO

5.1	If a Shareholder defaults by refusing or failing to make a contribution or payment, then:

(a)	the Non-Defaulting Shareholders, or either of them, may elect not to make their concomitant contribution or payment (if any), in which case:

(i)	the Defaulting Shareholder is still in Default but the Non-Defaulting Shareholder(s) who so elected shall not be in default;

(ii)
if the Non-Defaulting Shareholders, or either of them, have already made their concomitant contribution or payment, HoldCo will forthwith pay to them the amount of such contribution or payment and the Shareholders will take all steps necessary to obtain the repayment thereof; and

(iii)	in addition the terms of the Buy-Sell procedure as outlined in section 5.4 of the Golden Amera Resources (BVI) Inc. Shareholders Agreement shall apply

(b)
if the Non-Defaulting Shareholder(s) do not elect as provided in section 5.5(a) hereof, the Non-Defaulting Shareholders may elect to make, and are hereby authorized by the Defaulting Shareholder to make, such contribution or payment (the "Default Loan") on behalf of and for the account of the Defaulting Shareholder in which event the Defaulting Shareholder shall pay, or cause to be paid, to the Non-Defaulting Shareholder(s):

(i)	the amount of the Default Loan;

(ii)	the reasonable costs of the Non-Defaulting Shareholder(s) relating to obtaining monies to make the Default Loan; and

(iii)	interest calculated and payable on the first business day of each and every month on the amount of the Default Loan outstanding from time to time equal to:

(A)	the rate of interest payable by the Non-Defaulting Shareholder to any third party on any monies borrowed by it to make the Default Loan plus 4% per annum; or

(B)	if any such monies are not borrowed by the Non-Defaulting Shareholder(s), the prime commercial lending rate of the BMO at the time the Default Loan is made plus 4% per annum.

5.2
If and so long as a Shareholder is a Defaulting Shareholder as a result of a default under section 5 hereof, all monies payable to that Defaulting Shareholder by the Company by way of dividends, repayment of loans or other distribution shall be paid to the Non-Defaulting Shareholders until they have received:

(a)	the amounts set out in section 5.1(b) hereof; or

(b)
if the Non-Defaulting Shareholders elected pursuant to section 5.1(a) hereof an amount equal to the concomitant contribution of payment already made by the Non-Defaulting Shareholders in the circumstances set out in section 5.1(a) (ii);

at which time the Defaulting Shareholder is no longer a Defaulting Shareholder; but in no event shall the Defaulting Shareholder be entitled to any amount of or credit for the amount not paid to it as aforesaid or any interest thereon.

5.3
Upon the request of the Non-Defaulting Shareholders, or any of them, from time to time, the Defaulting Shareholder and the director of HoldCo appointed by him shall vote to ensure that any monies of  HoldCo available for payment of dividends or repayment of loans will be declared and paid by HoldCo or its directors in accordance with section 5.2 hereof.

6.	DISPUTES

6.1
Negotiation - All disputes, controversies and claims arising under this Agreement, shall be settled, if possible, through good faith negotiations. If such good faith negotiations do not resolve the dispute within 15 days, then the dispute shall be referred to arbitration under the terms set out below.

6.2
Arbitration - The dispute shall be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre pursuant to its Rules before a single arbitrator.

6.3	Location of Arbitration - Any arbitration shall take place in Vancouver, British Columbia, unless the parties to the arbitration shall agree to its being held in a different location.

7.	FORCE MAJEURE

7.1	Force Majeure - The following Force Majeure items shall apply to this Agreement:

(a)
No party shall be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to, adverse weather conditions, environmental protests or blockages, war, riot, insurrection or civil disturbance, epidemics, acts of God, earthquake, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials, services or transportation or any other cause whether similar or dissimilar to the foregoing (each an “Intervening Event”);

(b)
A party relying on the provisions of section 7.1(a) will promptly give written notice to the other of the particulars of the Intervening Event and also estimate the period of time which such party will probably require in respect of such Intervening Event. All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in paragraph 7.1(a);

(c)	A party relying on the provisions of section 7.1(a) will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible. A party relying on the provisions of section 7.1(a) will keep the other party informed of all significant developments and will give written notice to the other as soon as such Intervening Event ceases to exist.

8.	CONFIDENTIALITY AND NON-COMPETITION

8.1
General - All information obtained in connection with the conduct of Operations which is designated as confidential by the Board, the financial terms and conditions of this Agreement and all material technical, geologic, financial, and corporate strategy or planning information relating to the Properties shall be exclusive property of the Shareholders and, except as provided in section 8.2 of this Agreement, shall not be disclosed to any third party or the public without the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld.

8.2	Exceptions - The consent required by section 8.1 shall not apply to a disclosure:

(a)	If such information is necessarily disclosed by Operations or is necessary to disclose to implement an Adopted Program and Budget;

(b)	Of such information as is reasonably necessary to disclose to an Affiliate, consultant, contractor, advisor, or representative, that has a bona fide need to be informed;

(c)	To a third party to whom the disclosing Shareholder contemplates a transfer of all or any part of its Shares, subject to reasonable requirements concerning use and confidentiality;

(d)
To a governmental agency or to the public which disclosure the disclosing Shareholder believes in good faith is required by pertinent law or regulation or the rules of any stock exchange on which its stock, or the stock of an entity which controls the Shareholder, is traded;

(e)	Of any information which at the time of disclosure is in the public domain, except as a result of a breach of this Agreement;

(f)
To a bank, insurance company or other financial institution and to its advisors in connection with negotiations concerning financing arranged by a Shareholder for its own corporate purposes, subject to reasonable requirements concerning use and confidentiality; or

(g)	By a Shareholder of information which it owns or controls independently of HoldCo, but which was furnished to HoldCo by that Shareholder for use by HoldCo.

Subject as hereinafter provided, in any case to which this section 8.2 is applicable, the disclosing Shareholder shall give notice to the other Shareholder concurrently with the making of such disclosure. As to any disclosure made by way of news release or other public announcement made pursuant to section 8.2(d), the disclosing Shareholder shall, unless circumstances make this impossible, first provide a draft of the proposed news release or public announcement to the other Shareholder for review and comment at least 48 hours prior to the proposed disclosure. As to any disclosure pursuant to sections 8.2(b), 8.2(c) or 8.2(f), such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Shareholders are obligated under this section 8.

8.3
Duration of Confidentiality - The provisions of this section 8 shall apply during the term of this Agreement, and shall continue to apply to a Shareholder who has been deemed to have sold its Ownership Interest.

8.4
Non-competition - Each of Amera, Golden Arrow, Amera BVI and IMAUSA BVI covenants with each other that it will not engage in practices detrimental to HoldCo and OpCo.  Each of Amera, Golden Arrow, Amera BVI and IMAUSA BVI hereby covenants and agrees with each other  that if during the currency of this Agreement a party or any Associate or Affiliate acquires, directly or indirectly or pursuant to any third party agreement, any form of interest in minerals located wholly or in part within Colombia, the acquiring party will offer, or in the case of an Associate or Affiliate use its best efforts to cause such Associate or Affiliate to offer, such interest to HoldCo and OpCo by notice in writing to HoldCo and OpCo setting out the nature of such interest and including all information known by the acquiring parties, about such interest, the acquisition costs of the acquiring party and all other details relating thereto and if, within 60 days from the date of receipt of such notice by HoldCo and OpCo, HoldCo and OpCo accept such mineral interest and pays to the acquiring parties 100% of its acquisition costs relating thereto as set out in such notice, such mineral interest will form part of the Properties.

9.	NOTICES

9.1	Notices - All notices, payments, and other required communications (“Notices to the Shareholders shall be in writing, and shall be addressed respectively as follows:

If to Amera:

Terminal City Club Tower
709 - 837 West Hastings Street
Vancouver, BC  V6C 3N6
Fax No: 604-687-1828

If to Golden Arrow:

Terminal City Club Tower
709 - 837 West Hastings Street
Vancouver, BC  V6C 3N6
Fax No: 604-687-1828

If to Amera BVI:
Harneys Corporate Services Limited
Craigmuir Chambers, P.O. Box 71
Road Town, Tortola,
British Virgin Islands

Fax No: 1-284-494-3547

with a copy to:

Salley Bowes Harwardt LLP
1750 – 1185 W. Georgia Street
Vancouver, BC
V6E 4E6
Fax no: (604) 688.0778

Attention: Louis P. Salley

If to IMAUSA BVI:
Harneys Corporate Services Limited
Craigmuir Chambers, P.O. Box 71
Road Town, Tortola,
British Virgin Islands
Fax No: 1-284-494-3547

with a copy to:

AXIUM LAW CORPORATION
Suite 3350, Four Bentall Centre
1055 Dunsmuir Street
PO Box 49222
Vancouver, BC V7X 1L2
Telephone: 604-692-4918
Fax No: 604-692-4900

Attention: Mike Varabioff

If to HoldCo:

Harneys Corporate Services Limited
Craigmuir Chambers, P.O. Box 71
Road Town, Tortola,
British Virgin Islands
Fax No: 1-284-494-3547

All Notices shall be given (i) by personal delivery to the party by leaving a copy at the place specified for notice with a receptionist, or an apparently responsible individual, or (ii) by electronic facsimile communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication, and (iii) if solely by mail on the next business day after actual receipt. A Notice shall be effective if delivered, as above provided, to the first individual specified in this section 9.1 as the recipient of Notice for each of the Shareholders, provided that a Shareholder shall use reasonable efforts to deliver all Notices to each copy recipient specified in this section 9.1. A party may change its address for Notice by Notice to the other party.

10.	ALTERATIONS TO AGREEMENT

10.1
Alterations - No alteration or amendment to this Agreement shall take effect unless it is in writing duly executed by each of the parties hereto, provided that it shall not be necessary to make a party to any amending agreement any Shareholder who has ceased to be a Shareholder and who has been paid all money owing to it by HoldCo and has been paid all money owing to it by the other Shareholders pursuant to this Agreement and no alteration or amendment shall apply retroactively unless otherwise agreed.

11.	TERMINATION

11.1	This Agreement shall terminate:

(a)	if HoldCo ceases to carry on business, has a receiving order made against it, goes into bankruptcy either voluntarily or involuntarily or makes a proposal to its creditors;

(b)	the date HoldCo shall complete proceedings for its liquidation and distribution of its assets; or

(c)	if the Shareholders hereto consent in writing to the termination hereof.

12.	GENERAL

12.1	Time - Time shall be of the essence for this Agreement.

12.2
Severability - Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

12.3	Further Assurances - The parties shall execute all other documents and instruments and do all other things necessary to implement and carry out the terms of this Agreement.

12.4
Governing Law - This Agreement shall be construed and the powers and provisions herein contained shall be administered, exercised and given effect to according to the laws of the Province of British Columbia and the rights and obligations of all parties hereunder shall be regulated by the laws of the Province of British Columbia notwithstanding that any of the Shareholders may now or at any future time be resident or domiciled elsewhere than in the Province of British Columbia. The parties irrevocably attorn to the jurisdiction of the arbitrators and courts of the Province of British Columbia and the venue for any actions or arbitrations arising out of their Agreement shall be Vancouver, British Columbia.

12.5
Entire Agreement - The provisions herein constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether verbal or written, between the parties with respect to the subject matter hereof.

12.6
Enurement - This Agreement shall enure to the benefit of and be binding upon the parties hereto and, except as otherwise provided herein or as would be inconsistent with the provisions hereof, their respective successors and permitted assigns.

12.7	Assignment - Except as expressly otherwise provided in this Agreement, this Agreement may not be assigned by a party without the written consent of the other parties.

12.8
Counterparts - This Agreement, and any certificates or other writing delivered in connection herewith, may be executed in any number of counterparts with the same effect as if all parties had all signed the same documents, and all such counterparts and adopting instruments will be construed together and will constitute one and the same instrument. The execution of this Agreement and any other writing by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto, and executed copies delivered to each party who is a party hereto or thereto. Such delivery may be made by facsimile transmission of the execution page or pages, hereof or thereof, to each of the other parties by the party signing the particular counterpart, provided that forthwith after such facsimile transmission, an originally executed execution page or pages is forwarded by prepaid express courier to each of the other parties by the party signing the particular counterpart.

IN WITNESS WHEREOF the parties hereto entered into this Agreement on the date hereinbefore set out.

AMERA RESOURCES CORPORATION

Per:
Authorized Signatory

GOLDEN ARROW RESOURCES CORPORATION

Per:
Authorized Signatory

AMERA RESOURCES (BVI) INC.

Per:
Authorized Signatory

INVERSIONES MINERAS AUSTRALES HOLDINGS (BVI) INC.

Per:
Authorized Signatory

GOLDEN AMERA RESOURCES (BVI) INC.

Per:
Authorized Signatory